                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                COMSHARE, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                COMSHARE, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             COMSHARE, INCORPORATED
                              555 Briarwood Circle
                           Ann Arbor, Michigan 48108
                                 (734) 994-4800

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 23, 1998

     The Annual Meeting of Shareholders of Comshare, Incorporated, a Michigan corporation, will be held at the Comshare Training Center, 555 Briarwood Circle, Ann Arbor, Michigan 48108 on Monday, November 23, 1998 at 11:00 a.m., for the following purposes:

          1. To elect nine directors.

          2. To consider and act upon a proposal to adopt the 1998 Global Employee Stock Option Plan.

          3. To vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on September 25, 1998, the record date fixed by the Board of Directors for such purpose.

     You are invited to attend the meeting. Whether or not you expect to be present, please execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors
                                             MICHAEL S. KHOURY
                                                 Secretary

October 13, 1998
Ann Arbor, Michigan

                             COMSHARE, INCORPORATED

                           -------------------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Comshare, Incorporated, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, November 23, 1998 or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by officers, directors and employees. The Company's officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The cost of soliciting proxies will be borne by the Company. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108. This Proxy Statement and the accompanying form of proxy were first given or sent to shareholders on or about October 13, 1998.

     The Company's Annual Report to Shareholders for the year ended June 30, 1998 is enclosed with this Proxy Statement.

     Shareholders are urged to read this Proxy Statement carefully and vote their shares on each matter by returning their signed proxy cards before the close of business on November 20, 1998. This year, United States and Canadian shareholders of record may vote their shares either by calling a toll-free telephone number or by mailing their signed proxy cards. Shareholders who vote by telephone do not need to mail their proxy cards. The telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to give their voting instructions and confirm that shareholders' instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the telephone voting procedures are included on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the 1998 Annual Meeting by submitting a later-dated proxy (including a proxy by telephone), by giving written notice of such revocation to the Corporate Secretary of the Company, or by voting in person at the 1998 Annual Meeting.

     Only holders of record of Common Stock of the Company at the close of business on September 25, 1998 (the "Record Date") are entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 10,075,742 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date. Shares cannot be voted at the meeting unless the holder is present in person or by telephone or represented by proxy. Shares may not be voted cumulatively for the election of directors.

     If no specific instructions are given and a proxy is properly given (including a proxy by telephone), all shares covered by the proxy will be voted by Dennis G. Ganster and Kathryn A. Jehle for the election of all of the Board's nominees for director and for adoption of the 1998 Global Employee Stock Option Plan. Unless otherwise indicated by the shareholder, a proxy (including a proxy by telephone) also gives Mr. Ganster and Ms. Jehle discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting; however, the Board of Directors does not intend to present any other matters at the Annual Meeting.

     Abstentions, and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 1998 Annual Meeting. Broker non-votes are not counted for any purpose. Directors are elected by a plurality of the votes cast, so that only votes cast "for" directors are counted in determining which directors are elected. Approval of the other matters specified in the Notice of Annual Meeting of Shareholders requires a majority of the votes cast on the matter. For purposes of determining the number of votes cast with respect to such other matters, only those cast "for" or "against" are included, and abstentions and broker non-votes are not counted for this purpose.

                       MATTERS TO COME BEFORE THE MEETING

                           (1) ELECTION OF DIRECTORS

     Nine directors will be elected, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until the director's resignation or removal. The individuals who will be nominated by the Board of Directors for election at the Annual Meeting are listed in the table below. Each of the nominees for election is presently a director of the Company.

     Shares represented by proxies in the form accompanying this Proxy Statement or by telephone vote will be voted for the election of the nominees listed below unless the proxy is marked (in accordance with the instructions thereon) to indicate that authority to do so is withheld. If, as a result of circumstances not now known or foreseen, any of the nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each shareholder is entitled to one vote for each share of Common Stock held.

                                                                                                  YEAR FIRST
                                                                                                  ELECTED OR
                                                                                                  APPOINTED
                NAME                     AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION       DIRECTOR
                ----                     ---      ------------------------------------------      ----------
Geoffrey B. Bloom....................    57     Chairman and Chief Executive Officer,                1995
                                                Wolverine World Wide, Inc., a manufacturer and
                                                   seller of footwear, Rockford, Michigan

Daniel T. Carroll....................    72     Chairman of the Board of Directors of the            1986
                                                Company; Chairman of The Carroll Group, Inc.,
                                                   a management consulting company, Avon,
                                                   Colorado

Richard L. Crandall..................    55     Director and Special Advisor of Giga                 1968
                                                Information Group, an information technology
                                                   advisory firm, Norwell, Massachusetts;
                                                   Managing Director of Arbor Partners, LLC, a
                                                   venture assistance firm, Ann Arbor,
                                                   Michigan

Stanley R. Day.......................    73     Retired Chairman of the Board, Champion              1967
                                                Enterprises Inc., a manufacturer and seller of
                                                   manufactured homes and mid-sized buses,
                                                   Auburn Hills, Michigan

W. John Driscoll.....................    69     Retired President, Rock Island Company, a            1970
                                                private investment company, St. Paul,
                                                   Minnesota

Dennis G. Ganster....................    47     President and Chief Executive Officer of the         1997
                                                Company

Kathryn A. Jehle.....................    46     Senior Vice President and Chief Financial            1998
                                                Officer of the Company

Alan G. Merten.......................    56     President, George Mason University, Fairfax,         1985
                                                Virginia

John F. Rockart......................    66     Director and Senior Lecturer, Center for             1989
                                                Information Systems Research, Massachusetts
                                                   Institute of Technology, Cambridge,
                                                   Massachusetts

     Each of the foregoing persons has been engaged in the principal occupation shown above, or in a similar occupation with the same employer, for more than five years, except for Messrs. Bloom, Carroll, Crandall and Ganster, Ms. Jehle and Dr. Merten.

     Mr. Bloom assumed the position of Chairman and Chief Executive Officer of Wolverine World Wide, Inc. in April 1996, after having served as its President and Chief Executive Officer from 1993 to April 1996 and as its Chief Operating Officer from 1987 to 1993.

     Mr. Carroll assumed the position of Chairman of the Board of Directors of the Company in March 1997. Mr. Carroll also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, Diebold, Inc., Oshkosh Truck Corporation, Wolverine World Wide, Inc. and Woodhead Industries, Inc.

     Mr. Crandall served as Chairman of the Board of the Company from April 1994 to March 1997. Mr. Crandall served as President and Chief Executive Officer of the Company from 1970 to 1994. Mr. Crandall also serves as a director of Giga Information Group, Computer Task Group, Inc. and Diebold, Inc.

     Mr. Driscoll also serves as a director of the following corporations: The John Nuveen Company, The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.

     Mr. Ganster was appointed President and Chief Executive Officer of the Company in August 1997, after having served as Senior Vice President of the Company since July 1994. He had previously served as Vice President and Chief Technology Officer of the Company from April 1993 to July 1994, and Vice President of Product Management from July 1988 to April 1993. Mr. Ganster has been with the Company in various positions since 1972, with positions of responsibility in sales, marketing and product development.

     Ms. Jehle was appointed Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. She previously served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.

     Dr. Merten became the President of George Mason University on July 1, 1996. From 1989 until accepting this position, he served as Dean of the Johnson Graduate School of Management at Cornell University. Dr. Merten also currently serves on the boards of BTG, Inc., INDUS International Incorporated and Concert Investment Series.

     Dr. Rockart also serves as a director of Keane, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

     During the Company's fiscal year ended June 30, 1998, the Board of Directors held nine meetings. All of the Directors attended at least 75% of the total number of meetings of the Board, and of any committees on which they served, held during the period in which they served as Directors or members of any such committees, except Dr. Rockart. The Company anticipates that regardless of the schedule chosen for its regular meetings, there will be occasions on which not all Directors are available. Furthermore, special meetings of the Board are sometimes held on relatively short notice and Directors, particularly those located outside the Detroit-Ann Arbor area, may sometimes be unable to attend such meetings because of prior commitments.

     The Audit Committee of the Board met five times during the Company's last fiscal year. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors; reviewing the engagement of the independent auditors (including the fee, scope and timing of the audit); reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion, their perception of the Company's financial and accounting personnel and significant transactions which are not a normal part of the Company's business, any change in accounting principles and practices, all significant proposed adjustments and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff to discuss internal accounting and financial controls and the extent to which recommendations made by the independent auditors have been implemented. The members of the Audit Committee are Mr. Carroll and Drs. Merten and Rockart.

     The Compensation Committee of the Board met six times during the Company's last fiscal year. The Compensation Committee is responsible for determining or approving the salaries or range of salaries, bonus compensation and other compensation arrangements for officers of the Company, and performing such functions as may be delegated to it under the provisions of any bonus, stock option or other compensation plans adopted by the Company. The members of the Compensation Committee are Messrs. Bloom, Day and Driscoll.

     The Nominating Committee of the Board did not meet during the Company's last fiscal year. This committee is responsible for identifying and recommending to the Board qualified candidates for election as directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company's principal executive offices. The members of the Nominating Committee are Mr. Crandall and Drs. Merten and Rockart.

  (2) PROPOSAL TO APPROVE THE COMPANY'S 1998 GLOBAL EMPLOYEE STOCK OPTION PLAN

     The Board of Directors approved the adoption of the 1998 Global Employee Stock Option Plan (the "1998 Plan") on August 14, 1998, and directed that the 1998 Plan be submitted to the Company's shareholders for approval at the Annual Meeting. The 1998 Plan provides for the issuance of options to purchase up to 900,000 shares of the Company's Common Stock to employees. The 1998 Plan was adopted to provide incentives for employees to promote the success of the Company. The Company historically has used stock option grants as part of its compensation program for its employees. In this way, the Company has linked compensation for its employees to the performance of the Company. In addition, the Company believes that the use of stock option grants to its employees will enhance the Company's ability to attract and retain the services of such persons and otherwise more closely align their interests with those of the Company's shareholders.

     The 1998 Plan replaces the Company's 1988 Stock Option Plan, which expired in June 1998 (the "Expired 1988 Plan") and the 1997 Global Employee Stock Option Plan (the "1997 Plan"), which will be amended by the Company's Board of Directors following the approval of the 1998 Plan, to prohibit future grants of options under the 1997 Plan. There are currently 358,250 shares of Common Stock available for grant under the 1997 Plan, most, if not all, of which would be eliminated if the 1998 Plan is approved by shareholders. As a result of the prohibition against future grants of options under the 1997 Plan, the adoption of the 1998 Plan would result in approximately 541,750 new shares available for option grants.

     At the present time, the Company has no stock option plans under which grants may be made to executives of the Company. The 1997 Plan is available only for grants to non-officer employees of the Company. It is for this reason that the Board of Directors adopted the 1998 Plan and is recommending its approval by shareholders at the Annual Meeting. If the 1998 Plan is not approved by shareholders at the Annual Meeting, the Company will not have any stock option plans under which stock option grants can be made to attract new executives of the Company or to provide continued long-term incentives to its existing executive management team.

     Stock option grants are of significant importance to the Company in attracting and retaining high-quality executives and other key employees and are an important element of a competitive recruitment process. Under the Company's overall compensation policy, particularly for executives, a substantial portion of an employee's compensation is linked to Company performance through stock options. The Company has historically used stock-based compensation incentives for the following reasons:

     - Since stock options gain value only if the price of the Common Stock increases above the exercise price of the option, stock option grants are an effective means of closely linking employee compensation to Company performance.

     - Stock options, by tying employees' economic incentives to increases in the value of the Common Stock, further align the employee's interests to those of the Company's shareholders.

     - The Company's stock options include a vesting period before the employee can realize the benefit of the stock option. This feature assists in the long-term retention of employees and requires these employees to contribute to the Company over an extended period in order to benefit from the options.

     Stock option grants have been an essential part of the Company's compensation program for executives and key employees. The approval of the 1998 Plan by the shareholders of the Company will enable the Company and the Compensation Committee of the Board of Directors to continue to use stock options as part of the Company's efforts to recruit and incentivize the Company's executive management team and other key employees.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPANY'S 1998 GLOBAL EMPLOYEE STOCK OPTION PLAN.

ELIGIBLE PARTICIPANTS

     At September 30, 1998, there were 418 employees eligible to participate in the 1998 Plan.

TERMS OF THE 1998 PLAN

     The 1998 Plan is to be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may adopt such rules and regulations as are necessary to administer the 1998 Plan.

     Options will be granted to such employees as the Committee may select. Options granted under the 1998 Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options that do not meet the requirements of ISOs ("nonqualified stock options"). Under the terms of the 1998 Plan, the Committee may designate a portion of an option as an ISO or a nonqualified stock option. Stock released from option upon the termination, cancellation, expiration, forfeiture or surrender of any option prior to complete exercise of the option may again be subjected to options under the 1998 Plan.

     Unless the exercise price for the ISO is at least 110% of the fair market value of the shares subject to the option (measured at the time of grant), and the option, by its terms, is not exercisable more than five years after the date of grant, no ISO may be granted to any participant who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary. In addition, the Committee cannot grant an ISO if, as a result of the grant, the optionee would have the right in any calendar year to exercise for the first time, one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000.

     The option price for each share of stock for which an option is granted under the 1998 Plan shall not be less than 100% of the fair market value of the stock on The Nasdaq Stock Market, Inc. (the "Nasdaq Stock Market") (as reported in The Wall Street Journal) on the date the option is granted. As of the close of business on September 25, 1998, the price per share of Common Stock as quoted on the Nasdaq Stock Market was $3.9375.

     Options granted under the 1998 Plan are exercisable at such times and on such terms as the Committee may determine, but no options may be exercised before one year from the date of grant nor more than 10 years after the date of grant (except in the event of a "change of control" as defined below). Unless the option agreement between the optionee and the Company provides otherwise, an option granted shall vest 25% annually over four consecutive years commencing on the first anniversary of the grant date and shall not be exercisable after the tenth anniversary of the grant date.

     The 1998 Plan provides that the portion of any outstanding option (including any option that has not been outstanding for one year) that has not expired or been exercised, terminated, canceled, forfeited or surrendered shall become exercisable in full in the event of a "change of control." A change in control is generally deemed to have occurred upon the happening of any of the following events: (i) the election of a Board of Directors of the Company, a majority of the members of whom were nominees of a person, other than persons who were members of the Board of Directors or officers of the Company as of certain specified dates, following the acquisition by such person(s) of twenty-five percent, or more, of the outstanding Common Stock, (ii) the acquisition of ownership by a person or group of persons described in (i) above of fifty-one percent, or more, of the Company's outstanding Common Stock, (iii) a sale of all or substantially all of the assets of the Company to any entity not controlled by persons who were members of the Board of Directors or officers of the Company as of certain specified dates or any Employee Stock Ownership Plan for the benefit of employees of the Company, or (iv) a merger, consolidation or similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving corporation are not persons who were members of the Board of Directors of the Company as of certain specified dates.

     The option exercise price is payable in cash, by personal check (certified or bank cashier's check), or by surrendering to the Company certain shares of the Company's Common Stock, duly endorsed for transfer or with duly executed stock powers attached, or in any combination of the foregoing. At the discretion of the Committee, as set forth in an optionee's option agreement with the Company, an option may also be exercised by delivery of an exercise notice together with irrevocable instructions to the optionee's broker to deliver to the Company sufficient cash to pay the exercise price and applicable taxes in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise procedure"). For purposes of the cashless exercise procedure, the fair market value of the Company's stock on the date of exercise shall be the per share amount actually paid to the optionee by the brokerage house upon the sale of stock used to satisfy the option exercise price.

     In the event of any dividend or subdivision or combination of shares, reclassification or merger or consolidation in which the Company is the surviving corporation, the aggregate number of shares of stock for which options may be granted and the number of shares subject to each outstanding option and the stated option price shall be proportionately adjusted. After any merger of one or more corporations into the Company, or after any consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each optionee shall, at no additional cost, be entitled upon any exercise of his or her option, to receive, in lieu of the number of shares as to which such option shall then be exercised, the number and class of shares or other securities to which such optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such optionee had been a holder of record of a number of shares of stock of the Company equal to the number of shares as to which such option shall then be so exercised. Anything to the contrary notwithstanding, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, any option granted under the 1998 Plan shall terminate.

     Under Section 162(m) of the Code, the Company may deduct compensation paid to the Company's chief executive officer and to each of its four most highly compensated executive officers only to the extent that it does not exceed $1,000,000 during any fiscal year, unless the compensation constitutes "performance-based" compensation. In general, compensation attributable to a stock option or stock appreciation right is deemed to be based on performance if
(i) the grant is made by the corporation's compensation committee; (ii) the plan under which the grant is made includes a per employee limit on the number of shares with respect to which options may be granted during a specified period; and (iii) the amount of compensation the employee could receive under the terms of the option is based solely on the increase in value of the stock after the date of grant.

     The Board of Directors concluded that it would be advisable to establish certain restrictions on the granting of options under the 1998 Plan to exempt from Section 162(m) compensation realized in connection with future exercises of options. The 1998 Plan provides that no employee shall be eligible to receive aggregate option grants under the 1998 Plan in any one fiscal year to purchase more than 100,000 shares of the Company's stock. The permitted size of option awards to a single individual was established based on the Board of Directors' determination of the maximum number of option shares which would be required to be granted in any one-year period to retain or attract a chief executive officer of the Company. In addition, as described above, grants under the 1998 Plan may only be made by the Compensation Committee and the option price may not be less than fair market value. If the 1998 Plan is approved by the shareholders, compensation deductions available to the Company arising from the exercise of options granted under the 1998 Plan generally should not be limited by Section 162(m). Approval of the 1998 Plan by the shareholders is also an approval of the foregoing restrictions for purposes of Section 162(m) of the Code.

     Unless previously terminated, the 1998 Plan will terminate on August 14, 2008. The Board may, at any time prior to that date, terminate or discontinue the 1998 Plan or from time to time alter, amend or modify the 1998 Plan, but no such amendment or modification, without the approval of the Company's shareholders, shall (a) change the eligibility requirements to participate in the 1998 Plan, (b) increase the amount of stock on which options may be granted (except as provided above), (c) change the manner of determining the option price, or (d) permit repricing transactions under the 1998 Plan. No such amendment or modification shall affect the rights of the holder of any option theretofore granted and then outstanding without the consent of optionee or the consent of the transferee of the option or right.

     Options granted under the 1998 Plan are not transferable except by will or by the laws of descent and distribution, and may be exercised during an optionee's lifetime only by such optionee.

     In the event an optionee's employment with the Company is terminated, an exercisable stock option may remain exercisable for up to ninety days after termination of employment. The Committee may determine, however, that the option will terminate at a time prior to the expiration of such ninety-day period.

     Certain addenda have been added to the 1998 Plan to address matters involving the Company's non-U.S. employees.

     If the 1998 Plan is approved by the shareholders, the 1997 Plan will be amended to provide that no additional options may be granted under the 1997 Plan. All options granted under the 1997 Plan prior to approval of the 1998 Plan shall continue to be exercisable on the same terms and conditions as provided in the 1997 Plan and in each optionee's option agreement. As of September 30, 1998, there were options to acquire 144,750 shares of Common Stock outstanding under the 1997 Plan and 358,250 shares of Common Stock available for future grants under the 1997 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The optionee generally will not be deemed to recognize income at the time an ISO is granted or exercised. The spread between the exercise price and the fair market value of the Company's Common Stock on the date of exercise, however, is an item of tax preference which may subject the optionee to the alternative minimum tax.

     Upon disposition of shares acquired upon exercise of an ISO, an optionee will be accorded long-term capital gain or loss treatment on the difference between the option exercise price and the disposition price; provided that the disposition occurs more than two years from the date of grant and one year from the date of exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disqualifying disposition equal to the difference between the option exercise price and the lesser of the fair market value of the shares on the date of exercise or the date of disposition. Any appreciation between the date of exercise and the date of disposition is taxed as long- or short-term capital gain, depending upon the holding period of the shares.

     The Company is generally not entitled to a compensation deduction in connection with the grant to, or the exercise by, an optionee of an ISO. In the event of a disqualifying disposition, the Company is entitled to a compensation deduction to the extent ordinary income is recognized by the optionee.

     Nonqualified Stock Options. An optionee recognizes ordinary income upon the exercise of a nonqualified option equal to the spread between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise. Upon disposition of the shares acquired upon exercise of the option, the optionee will be accorded capital gain or loss treatment on the difference between the fair market value of the Company's Common Stock on the date of disposition and the fair market value of the Company's Common Stock on the date of exercise of the option.

     When an optionee exercises a nonqualified option, the Company withholds FICA and income taxes on the spread between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise, and is entitled to a compensation deduction in the amount of ordinary income recognized by the optionee upon exercise of the option.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The Common Stock is the only voting security of the Company. The Company is not aware of any person who beneficially owned five percent or more of such stock as of September 25, 1998.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Company's Common Stock as of September 25, 1998 by each of the Company's directors, Named Officers (as defined below) and by all executive officers and directors of the Company as a group:

                                                                 COMMON STOCK
                                                                OF THE COMPANY
                                                                     OWNED           PERCENT
                            NAME                                BENEFICIALLY(1)    OF CLASS(%)
                            ----                                ---------------    -----------
Geoffrey B. Bloom(2)........................................          9,000            0.09
Daniel T. Carroll(3)........................................         76,125            0.76
Richard L. Crandall.........................................         56,840            0.56
Stanley R. Day(4)...........................................         10,452            0.10
W. John Driscoll(5).........................................         23,625            0.23
Dennis G. Ganster(6)........................................         81,853            0.81
Kathryn A. Jehle(7).........................................         76,825            0.76
Alan G. Merten(8)...........................................         11,550            0.12
John F. Rockart(9)..........................................         19,625            0.20
Geoffrey R. Cluett(10)......................................         27,063            0.27
David King(11)..............................................         12,375            0.12
Norman R. Neuman, Jr.(12)...................................        125,883            1.25
Stanley R. Starkey..........................................         17,878            0.18
T. Wallace Wrathall(13).....................................        251,915            2.49
All executive officers and directors as a group (13
  persons)(14)..............................................        549,094            5.36

-------------------------
 (1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.

 (2) Includes 6,000 shares which Mr. Bloom has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan (the "Directors Plan").

 (3) Includes 8,625 shares which Mr. Carroll has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (4) Includes 8,625 shares which Mr. Day has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (5) Includes 8,625 shares which Mr. Driscoll has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (6) Includes 28,874 shares which Mr. Ganster has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan. Mr. Ganster disclaims beneficial ownership of 1,951 shares reflected in the table which are owned by his spouse.

 (7) Includes 58,135 shares which Ms. Jehle has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan.

 (8) Includes 8,625 shares which Dr. Merten has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (9) Includes 8,625 shares which Dr. Rockart has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

(10) Includes 8,750 shares which Mr. Cluett has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan.

(11) Includes 9,750 shares which Mr. King has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan.

(12) Includes 10,000 shares which Mr. Neuman has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan.

(13) Includes 40,625 shares which Mr. Wrathall has, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan.

(14) Includes 167,134 shares which certain directors and executive officers have, or within 60 days of September 30, 1998 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Expired 1988 Plan and the Directors Plan; and 1,951 shares referred to in Note (6) above under "Stock Ownership of Management" as to which beneficial ownership is disclaimed. Excludes shares owned by Mr. Wrathall, who is not currently serving as executive officer of the Company.

EXECUTIVE OFFICERS

     The persons listed below currently are the executive officers of the Company.

                    NAME                                          OFFICER(S)                       AGE
                    ----                                          ----------                       ---
Dennis G. Ganster...........................  President and Chief Executive Officer                47

Geoffrey R. Cluett..........................  Senior Vice President, International Operations      52

Kathryn A. Jehle............................  Senior Vice President, Chief Financial Officer,      46
                                                Treasurer, and Assistant Secretary

David King..................................  Senior Vice President, Product Development and       54
                                                Chief Technology Officer
Norman R. Neuman Jr.........................  Senior Vice President, Marketing                     57

Stanley R. Starkey..........................  Senior Vice President, Americas Operations           51

     Mr. Ganster was named President and Chief Executive Officer of the Company in August 1997. See "Election of Directors" for further information concerning Mr. Ganster.

     Mr. Cluett was named Senior Vice President, International Operations of the Company in May 1997. Prior to joining the Company, Mr. Cluett served as President and Chief Executive Officer, from September 1996 to April 1997, and Vice President, from February 1996 to August 1996, for Cignal Global Communications, a telecommunications company. From 1994 to July 1995, Mr. Cluett served as Vice President for Sequoia Systems Inc., a computer hardware company. Mr. Cluett was self-employed as a consultant in 1993.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. See "Election of Directors" for further information concerning Ms. Jehle.

     Mr. King was named Senior Vice President, Product Development of the Company in August 1997, after having served as Director of Research and Innovation of the Company since July 1995. He has been with the Company in various positions since March 1991 when the Company purchased the operating assets of Execucom Systems Corporation. Prior to the acquisition, Mr. King held various positions with Execucom Systems Corporation, including Director of Research and Development, from 1982 through 1991.

     Mr. Neuman was named Senior Vice President, Marketing of the Company in August 1997. He has been with the Company in various marketing, customer support and customer relations positions since 1969, and was Vice President of North America Marketing from 1983 to 1993.

     Mr. Starkey was named Senior Vice President, Americas Operations of the Company on January 1, 1998. From July 1996 to January 1998, Mr. Starkey was Vice President of Sales for Gentia Software, Inc., a client/server software company. From 1972 through July 1996, he was employed by the Company in various positions including Vice President of Industry Solutions Group Sales, Vice President of Industry Service Group Marketing and Vice President Sales, Western Region.

     The executive officers of the Company serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid by the Company and its subsidiaries to (or accrued on behalf of) the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1998 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                  ANNUAL COMPENSATION                   ------------
                                   -------------------------------------------------     SECURITIES
                                                                        OTHER ANNUAL     UNDERLYING      ALL OTHER
                                   FISCAL        SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
  NAME AND PRINCIPAL POSITION       YEAR         ($)(1)       ($)          ($)(2)           (#)            ($)(3)
  ---------------------------      ------        ------      -----      ------------     ----------     ------------
Dennis G. Ganster..............     1998        $290,519    $112,500       $   --          90,000         $14,063
  President, Chief Executive        1997         210,904          --           --           9,000          18,947
  Officer and a Director of         1996         191,923          --        2,913           8,500          17,191
  the Company

Kathryn A. Jehle...............     1998         225,000      67,500           --          24,000          10,384
  Senior Vice President, Chief      1997         225,000          --           --           9,000          10,477
  Financial Officer, Treasurer,     1996         202,404          --           --           9,000          22,851
  Assistant Secretary, and a
  Director of the Company

Geoffrey R. Cluett(4)..........     1998         208,000      64,350           --          20,000          10,400
  Senior Vice President,            1997          34,667          --           --          30,000              --
  International Operations

Norman R. Neuman, Jr.(5).......     1998         193,865      60,000           --          45,000          12,895
  Senior Vice President,            1997         144,615      33,538           --           5,000           9,724
  Marketing                         1996         125,000      64,783           --              --           7,365

David King(6)..................     1998         163,406      51,000           --          45,000           8,822
  Senior Vice President,
  Product Development

T. Wallace Wrathall(7).........     1998         404,140          --        4,605              --           6,924
  Former President and              1997         400,000          --        4,641          15,000          16,457
  Chief Executive Officer           1996         363,461          --        4,641          40,000          55,461

-------------------------
(1) The amounts indicated for Mr. Ganster reflect compensation paid to him in his capacity as Chief Technology Officer through August 1997 and President and Chief Executive Officer for the remainder of fiscal year 1998.

(2) The amounts indicated for Messrs. Ganster and Wrathall represent tax adjustment payments on income imputed for income tax purposes related to each Named Officer's use of a Company car. While certain of the Named Officers receive certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(3) "All Other Compensation" for fiscal year 1998 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's and its subsidiaries' profit sharing plans as follows: Mr. Ganster $9,840, Ms. Jehle $8,564, Mr. Cluett $10,400, Mr. Neuman $9,389, Mr.
    King $8,423, and Mr. Wrathall $3,538, and (2) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Ganster $3,574, Ms. Jehle $1,820, Mr. Neuman $1,674, and Mr. King $399, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Ganster $649, Mr. Neuman $1,832, and Mr. Wrathall $3,386.

(4) Mr. Cluett joined the Company as Senior Vice President, International Operations in May 1997.

(5) Mr. Neuman became Senior Vice President, Marketing in August 1997.

(6) Mr. King became Senior Vice President, Product Development in August 1997.

(7) Mr. Wrathall ceased serving as President and Chief Executive Officer of the Company in August 1997.

OPTION GRANTS AND RELATED INFORMATION

     The following table provides information with respect to options granted to the Named Officers during fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                   INDIVIDUAL GRANTS                                         VALUE AT ASSUMED
                             -----------------------------                                   ANNUAL RATES OF
                               NUMBER OF       % OF TOTAL                                      STOCK PRICE
                              SECURITIES        OPTIONS                                      APPRECIATION FOR
                              UNDERLYING       GRANTED TO     EXERCISE OR                     OPTION TERM(2)
                                OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
          NAME               GRANTED(#)(1)    FISCAL YEAR       ($/SH.)         DATE        5%($)       10%($)
          ----               -------------    ------------    -----------    ----------     -----       ------
Dennis G. Ganster........       45,000            8.22           $8.25          8/14/02    $102,570    $233,477
                                45,000            8.22            7.75          6/26/03      96,353     219,327

Kathryn A. Jehle.........        9,000            1.64            7.00         11/06/02      17,406      39,620
                                15,000            2.74            7.75          6/26/03      32,118      73,109

Geoffrey R. Cluett.......        5,000            0.91            7.00         11/06/02       9,670      22,011
                                15,000            2.74            7.75          6/26/03      32,118      73,109

Norman R. Neuman, Jr. ...       30,000            5.48            8.25          8/14/02      68,380     155,651
                                15,000            2.74            7.75          6/26/03      32,118      73,109

David King...............       30,000            5.48            8.25          8/14/02      68,380     155,651
                                15,000            2.74            7.75          6/26/03      32,118      73,109

T. Wallace Wrathall......           --              --              --               --          --          --

-------------------------
(1) All of these options, which were granted pursuant to the Expired 1988 Plan, were granted at market value on the date of grant, become exercisable annually in 25% increments beginning one year after the grant date and have a term of five years. The exercisability of certain of these options may be accelerated in the event of a change in control of the Company. See "Employment Agreements and Termination/Change in Control Agreements."

(2) Represents value of option at end of a five-year term, assuming the market price of the Company's Common Stock appreciates at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table contains information regarding options exercised by the Named Officers during fiscal year 1998, and the value of options held by such officers as of June 30, 1998 measured in terms of the closing price of the Company's Common Stock on June 30, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                     OPTIONS AT                 IN-THE-MONEY OPTIONS
                                SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR END($)(1)
                              ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME               EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----               -----------    -----------    -----------    -------------    -----------    -------------
Dennis G. Ganster.........       9,375         $32,063         9,937          104,437           $0            $2,813
Kathryn A. Jehle..........           0               0        48,198           38,437            0             8,250
Geoffrey R. Cluett........           0               0         7,500           42,500            0             5,000
Norman R. Neuman, Jr. ....       7,500          20,156         1,250           48,750            0               938
David King................       1,125           4,269         2,250           45,750            0               938
T. Wallace Wrathall.......           0               0        40,625           36,875            0                 0

-------------------------
(1) Calculated on the basis of the number of shares subject to each such option multiplied by the excess of the fair market value of a share of Common Stock at June 30, 1998 over the exercise price of such option.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning future payouts to certain of the Named Officers under a long-term executive bonus plan in effect during fiscal year 1998 (the "Plan"). The Plan provides for certain Named Officers to receive a bonus payout as set forth in the following table on each of September 1, 1998 and 1999 if he or she is employed by the Company on that date and he or she has outstanding loans from the Company under the 1994 Executive Stock Purchase Program (the "Program"). Approximately 70% of the payout under the Plan will be applied against the Named Officer's outstanding loans under the Program. The amount of the bonus payout will be at the minimum level if the Named Officer's outstanding loans under the Program are paid prior to the date of the payout and at the maximum level if the loans are not paid prior to the date of the payout. Ms. Jehle paid her loans under the Program prior to the 1998 payout date and will, therefore, receive no payout under the Plan. Mr. Cluett will receive the maximum payout under the Plan in 1998 with $39,095 paid against the outstanding balance of his loans under the Program.

                                                                                  FUTURE PAY-OUTS
                                                                                  UNDER NON-STOCK
                                                                                 PRICE BASED PLAN
                                                                               ---------------------
                        NAME                            PERIOD UNTIL PAYOUT    MINIMUM     MAXIMUM
                        ----                            -------------------    -------     -------
Kathryn A. Jehle....................................     September 1, 1998       $0        $50,400
                                                         September 1, 1999       $0        $54,800

Geoffrey R. Cluett..................................     September 1, 1998       $0        $54,700
                                                         September 1, 1999       $0        $59,900

COMPENSATION COMMITTEE REPORT

     The responsibilities of the Compensation Committee include recommending to the Board of Directors the compensation for the executive officers of the Company, who during all or part of fiscal year 1998 were the Named Officers plus Stanley R. Starkey. The Committee also considers recommendations from the Chief Executive Officer for compensation of other officers of the Company and recommends to the Board of Directors approval or changes in those recommendations. The Committee also grants stock options to officers and key employees under the Expired 1988 Plan, which expired in June 1998.

     The Committee met six times in fiscal year 1998. Executive officers were not present during the Committee's consideration of their individual compensation.

     The Company's executive compensation program is designed to give executives a balanced incentive package which encourages the achievement of both short-term and long-term performance goals and which rewards continuous increases in shareholder value. The Committee believes that the compensation program is essential to the success of the Company to attract and retain key executives. The Committee also believes that the Company's compensation program should encourage the executive officers to align their interests with the shareholders by conditioning a portion of executive compensation on shareholder value.

     The executive compensation program consists of three main components: base salary, performance bonuses and stock-based incentives. In addition, the executive officers participate in the Company's employee benefit plans generally on the same terms as other Company employees.

  BASE SALARY

     During the fiscal year, four of the six individuals holding executive officer positions were replaced, either through internal promotion or external recruitment.

     T. Wallace Wrathall served as Chief Executive Officer for approximately one month of the fiscal year, at a base annual salary of $400,000. In October 1997, the Company entered into a release and settlement agreement with Mr. Wrathall based on the severance provisions of his employment agreement.

     Dennis G. Ganster became Chief Executive Officer in August 1997. The Committee established his base salary at $300,000, which was an increase of 40% from his salary as Senior Vice President, reflecting his increased role and responsibilities. Mr. Ganster's salary was the same as Mr. Wrathall's initial salary on becoming Chief Executive Officer in 1994.

     The Committee did not increase the salaries of the two executive officers who continued in their positions. The three new Senior Vice Presidents received salaries that were the same as or lower than the salaries of the prior incumbents in their positions. The Committee's actions did not reflect a negative view of the abilities and efforts of the individual officers but rather reflected the belief of the Committee and Mr. Ganster that the Company's performance did not warrant salary increases for executive officers.

  PERFORMANCE BONUSES

     The Committee adopted an incentive plan for executive officers for fiscal year 1998 that called for payments equal to 40% of base salary for Senior Vice Presidents and 50% of base salary for the Chief Executive Officer if the Company achieved the targeted breakeven earnings per share (after allowance for nonrecurring charges and events), with additional payments at the discretion of the Committee if the target was exceeded.

     The Company's performance in fiscal year 1998 was below the target, equaling a loss of $0.40 per share (after allowance for nonrecurring charges and events). In recognition of the executives' important achievements in improving the fundamentals of the business, including achieving two breakeven quarters, settling the Company's litigation with Arbor Software Corporation, selling the Company's retail business and improving employee morale, customer satisfaction and sales and marketing operations, however, the Committee decided to pay 75% of the targeted incentive amount.

     As part of the Company's program to retain key officers, the Committee also granted special long-term incentive bonus payments to executive officers who had outstanding loans under the Program, provided that those officers remain employed by the Company in succeeding fiscal years.

  STOCK OPTION AWARDS

     Stock option awards are an important means by which the Committee links executive officers' compensation to the appreciation in value realized by all of the Company's shareholders. Under the Expired 1988 Plan (and under the proposed 1998 Plan), options are granted at exercise prices equal to the market price on the date of the grant and therefore have no value to the executive unless the Company's stock appreciates. In making awards, the Committee considers the existing level of stock option held by the executives.

     Upon Mr. Ganster's becoming Chief Executive Officer, the Committee awarded him options to purchase 45,000 shares of Common Stock, which was equal to the initial award made to the prior Chief Executive Officer. At the end of the fiscal year, the Committee awarded Mr. Ganster additional options for 45,000 shares of Common Stock, in recognition of his efforts and as an increased incentive to return the Company to revenue growth and profitability.

     Based in part on the Committee's and Mr. Ganster's decision not to increase executive salaries in the coming year and in part on the Committee's desire to increase the executives' incentive to continue to work to improve the Company's performance, the Committee awarded all of the Senior Vice Presidents options to purchase 15,000 shares of Common Stock in June 1998. These awards were in addition to the initial awards of 30,000 shares to Messrs. Neuman, Starkey and King upon their appointments as executive officers in August 1997 and the awards of 9,000 and 5,000 shares, respectively, to the continuing officers, Ms. Jehle and Mr. Cluett in November 1997 in recognition of the contributions made by these executives.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company from time to time reviews the extent to which its executive compensation arrangements are subject to the provisions of the Code and related regulations limiting the deductibility of executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers of the Company in any fiscal year which does not qualify for an exemption under the statute or proposed regulations. The Expired 1988 Plan and the proposed 1998 Plan include restrictions required by the Code to except option grants under these plans from the limit on deductibility. The Committee does not presently believe that the other components of the Company's compensation program are likely to result in payments to any executive officer in any year in excess of $1,000,000, other than the Company's severance arrangements following certain changes in control of the Company, and therefore has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time.

Dated: October 13, 1998               COMPENSATION COMMITTEE, as of June 30,1998
                                         W. John Driscoll, Chair
                                         Geoffrey B. Bloom
                                         Stanley R. Day

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from July 1, 1993 through June 30, 1998 with the Standard and Poor's Computer Software and Services Index (the "S&P Computer Software Index") and the Nasdaq Stock Market -- US Index (the "Nasdaq US Index"). The graph assumes that the value of the investment in the Company's Common Stock, the S&P Computer Software Index and the Nasdaq US Index was $100 on July 1, 1993 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG COMSHARE, INCORPORATED, THE NASDAQ STOCK MARKET -- U.S. INDEX
              AND THE S & P COMPUTER SOFTWARE AND SERVICES INDEX*

                                  [LINE GRAPH]

                   -------------------------------------------------------------------------------------------
                                                        6/93     6/94     6/95     6/96     6/97     6/98
                   -------------------------------------------------------------------------------------------
                    COMSHARE, INC.                     100.00   188.00   332.00   744.00   297.00   187.50
                   -------------------------------------------------------------------------------------------
                    NASDAQ STOCK MRKT-US               100.00   100.96   134.77   173.03   210.38   277.69
                   -------------------------------------------------------------------------------------------
                    S & P CMPTR SOFTWR & SVCS          100.00   113.29   176.35   234.91   390.38   605.44
                   -------------------------------------------------------------------------------------------

* $100 invested on June 30, 1993 in Stock or Index -- including reinvestment of dividends. Fiscal year ending June 30.

EMPLOYMENT AGREEMENTS AND TERMINATION/CHANGE IN CONTROL ARRANGEMENTS

     Under the Expired 1988 Plan, incentive stock options were granted to key employees (including the Named Officers) and such stock options become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, if a period of twelve months from the date of grant has expired. No further options (or SARs) may be granted under the Expired 1988 Plan as it expired June 1998. As of September 30, 1998, 704,509 shares of the Company's Common Stock were still subject to outstanding options under the Expired 1988 Plan.

     Mr. Wrathall's position as the Company's President and Chief Executive Officer terminated on August 3, 1997. Pursuant to a Release and Settlement Agreement dated October 24, 1997 between Mr. Wrathall and the Company (the "Settlement Agreement"), Mr. Wrathall will continue to be paid $400,000 annually through April 4, 2001. He was also eligible through April 3, 1998 to participate in health and welfare, profit sharing and automobile leasing programs of the Company offered to other senior executives of the Company. The Company agreed to cash out Mr. Wrathall's outstanding stock options which were granted on or before August 1, 1994 and to continue certain other benefits. Pursuant to the Settlement Agreement, Mr. Wrathall is subject to noncompetition and confidentiality provisions and a release in favor of the Company.

     As of June 1, 1998, the Company entered into Change in Control Severance Agreements (the "Change in Control Agreements") with the following officers:
Dennis G. Ganster, Kathryn A. Jehle, Geoffrey R. Cluett, Norman R. Neuman, Jr., David King and Stanley R. Starkey.

     The Change in Control Agreement between Mr. Ganster, the President and Chief Executive Officer, and the Company generally provides that in the event of termination of Mr. Ganster's employment within two years following a change in control of the Company, Mr. Ganster will be entitled to a cash severance benefit equal to three times minus $1 of his average gross income, calculated over the five-year period immediately preceding the taxable year of the change of control. This severance payment is to be paid in a lump sum cash payment within ten days following Mr. Ganster's termination of employment. Payments made later than this ten-day period will be subject to interest at the prime rate plus two percent, which begins to accrue on the tenth day following the termination of employment.

     The Change in Control Agreements between the Company and each of Ms. Jehle and Messrs. Cluett, Neuman, King and Starkey are substantially similar. Each provides that in the event of termination of such officers' employment within two years following a change in control of the Company, such officer will be entitled to a cash severance benefit equal to two times such officer's annual base salary as in effect at the time of the change in control. Such severance payments are to be paid in a lump sum cash payment within ten days following such officer's termination of employment. Payments made later than this ten-day period will be subject to interest at the prime rate plus two percent, which begins to accrue on the tenth day following the termination of employment.

     For purposes of each of the Change in Control Agreements, the term "change in control" means (a) the election of a Board of Directors of the Company, a majority of the members of which were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity) or a group of persons acting together (other than persons who were members of the Board of Directors or officers of the Company as of June 1, 1998 or certain tax-qualified retirement plans of the Company (collectively, the "Exempted Persons")), following the acquisition by such person of twenty-five percent, or more, of the outstanding Common Stock of the Company, (b) the acquisition of ownership by a person (other than Exempted Persons) of fifty-one percent or more of the outstanding Common Stock of the Company, (c) a sale of all or substantially all of the assets of the Company to any entity not controlled by persons who were members of the Board of Directors or officers of the Company as of June 1, 1998, or by any tax-qualified retirement plan for the benefit of employees of the Company, or (d) a merger, consolidation or other similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving company were not Continuing Directors. Continuing Directors means persons (x) who were members of the Board of Directors of the Company immediately before the change in control, and (y) who also were members of the Board of Directors of the Company as of June 1, 1998 or are new directors whose election by the Board of Directors, or nomination for election by the Company's shareholder, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors as of June 1, 1998 or whose election or nomination for election was previously approved as provided above.

     For purposes of each of the Change in Control Agreements, the term "termination of employment" is defined as (a) the officer's involuntary termination by the Company for any reason other than death, disability, retirement or cause; or (b) the officer's termination for (i) any reassignment or change in the identity or corporate position to whom the officer reports, or a change in title (other than a promotion); (ii) any reduction in the officer's base salary or failure by the Company to continue any bonus, stock or incentive plans, (iii) the discontinuance or reduction in benefits to the officer of any qualified or nonqualified retirement or welfare plan or the discontinuance of any fringe benefits or other perquisites, (iv) the required relocation of the officer's principal place of employment by more than fifty miles or more frequent and/or longer required business traveling (other than a promotion), or (v) the Company's breach of any provision of the Change in Control Agreement.

     Each of the Change in Control Agreements provides that the value of the cash severance benefit, when aggregated with any other "golden parachute" amounts (as defined in Section 280G of the Code) pursuant to any other plans, agreements or policies of the Company and its subsidiaries, shall be reduced to the highest amount permissible under the Code before the officer becomes subject to the excess parachute payment excise tax and the Company loses all or part of its compensation deduction for such payments.

DIRECTOR COMPENSATION

     In fiscal year 1998, each director who was not an officer or employee of the Company received for his services as such a semi-annual retainer of $4,000, plus $1,000 for each Board or committee meeting attended. In addition, the Chairman of each standing committee received a semi-annual retainer of $2,500 for serving as such. In November 1997, the Board of Directors, on recommendation of the Compensation Committee, approved the payment to Mr. Carroll, the Chairman of the Board of the Company, of an additional $5,000 per month beginning in January 1997, for his services as Chairman of the Board and of the Executive Committee.

     Directors who are officers or employees of the Company receive no compensation (beyond their compensation for services as an officer or employee) for serving as directors.

     The Company's Directors Plan provides for the issuance of options to purchase up to 150,000 shares of the Company's Common Stock to non-employee directors of the Company. Under the Directors Plan, each non-employee director serving on the Board of Directors on November 17, 1994 was granted an option to purchase 7,500 shares of the Company's Common Stock at an exercise price of $8.33 per share. Any non-employee director who is first elected or appointed to the Board of Directors after November 17, 1994 will receive an option to purchase 7,500 shares of the Company's Common Stock on the date of the first Board of Directors meeting following his or her election or appointment. In addition, each non-employee director who has been a director for six months before the January 1 following the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically shall be granted, as of the January 1 following each such Annual Meeting, an option to purchase an additional 1,500 shares of Common Stock. Options under the Directors Plan are granted at the last sale price per share of the Company's Common Stock on the Nasdaq Stock Market on the date of grant, are exercisable at a rate of 25% per year beginning one year from the date of grant and have a term of five years. Options granted under the Directors Plan become immediately exercisable, if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, provided that a period of 12 months from the date of grant has elapsed. On January 1, 1998, options to purchase 1,500 shares at an exercise price of $6.19 were granted to each of Messrs. Bloom, Carroll, Crandall, Day and Driscoll and Drs. Merten and Rockart. As of September 30, 1998, 70,500 options were outstanding under the Directors Plan.

     In addition to his director fees, Dr. Rockart earned $9,000 in fiscal year 1998 for his services as a consultant to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Program, certain executive officers have utilized promissory notes to purchase shares. Mr. Cluett currently has notes outstanding to the Company in the aggregate principal amount of $224,970, which also represents the largest aggregate amount of indebtedness due by Mr. Cluett to the Company since July 1, 1997; Mr. Mark E. Tapling, a former executive officer of the Company, currently has notes outstanding to the Company in the aggregate principal amount of $81,136, and $225,903 is the largest aggregate amount of indebtedness due by Mr. Tapling to the Company since July 1, 1997; and Mr. Wrathall currently has notes outstanding to the Company in the aggregate principal amount of $341,149, which also represents the largest aggregate amount of indebtedness due by Mr. Wrathall to the Company since July 1, 1997. The executive officer notes described above are full recourse notes and are secured by the purchased shares of the Company's Common Stock. Interest is accrued semi-annually and is added to the principal amount of the notes, if permissible under the terms of the program. During fiscal year 1997, Mr. Tapling issued an unsecured promissory note in the principal amount of $9,545 to satisfy accrued interest on the note he issued to purchase shares, which amount is reflected in the aggregate amount of indebtedness due by Mr. Tapling to the Company stated above. Principal and accrued interest on the notes is due four years from the date of issuance. The outstanding note from Mr. Wrathall bears interest at a rate of 8.75% per annum, the note from Mr. Cluett bears interest at a rate of 9.5% per annum, and the notes from Mr. Tapling bear interest at a rate of 9.25% per annum. The foregoing principal amounts include accrued interest through June 30, 1998. Ms. Jehle, Mr. Dion O'Leary, a former officer of the Company, and Mr. Steven Tonissen, also a former officer of the Company, fully repaid their loans in fiscal year 1998. For fiscal 1998, the largest amounts outstanding under Ms. Jehle's, Mr. O'Leary's and Mr. Tonissen's loans were $214,426, $209,870 and $54,628, respectively.

     In connection with its sale in June 1998 of certain assets associated with the Company's applications for the retail industry, the Company engaged the services of Arbor Partners, L.L.C. ("Arbor Partners"). Arbor Partners (i) assisted in the production of a memorandum of sale describing the Company's retail business unit, and (ii) acted as the Company's agent in connection with the sale. The Company will pay to Arbor Partners an aggregate amount of approximately $550,000, plus expenses, for its services. One of the Company's directors, Richard Crandall, is a principal at Arbor Partners.

     In February 1998, Mr. Crandall purchased directly from the Company 20,000 shares of the Company's Common Stock at a price per share of $8.25 for a total purchase price of $165,000, payable in cash.

                                  ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, have audited the financial statements of the Company since 1972. Representatives from Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In accordance with the Company's past practice, the selection of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999 will be made by the Board of Directors at a later date.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of their ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any delinquent filings and failures to file such reports.

     Based solely on its review of the copies of such reports received by it and written representations of its incumbent directors and officers, the Company believes that, during the period from July 1, 1997 to June 30, 1998, all of these applicable requirements were complied with by each of its directors, officers and greater than ten percent beneficial owners, except that one Form 4 report covering a February 1998 transaction was filed by Mr. Crandall in May 1998.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1999 Annual Meeting which are eligible for inclusion in the Company's Proxy Statement for that meeting under Rule 14a promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company not later than June 14, 1999 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.

     Shareholder proposals intended to be presented at the 1999 Annual Meeting which are not eligible for inclusion in the Company's Proxy Statement for that meeting under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws. Such proposals must be addressed to the Secretary at the Company's principal executive offices and must be received at the Company's principal executive offices not less than fifty days nor more than seventy days prior to the date of the 1999 Annual Meeting for which at least sixty-five days' prior public disclosure has been made to the shareholders.

                                    GENERAL

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

October 13, 1998
Ann Arbor, Michigan

                             COMSHARE, INCORPORATED

                     1998 GLOBAL EMPLOYEE STOCK OPTION PLAN

         1. Purpose. This Stock Option Plan, which shall be known as the "1998 Global Employee Stock Option Plan" (the "Plan"), provides for the granting to such employees of Comshare, Incorporated (the "Company") and its subsidiaries as may be selected by the Compensation Committee of the Board of Directors of the Company (the "Committee"), options to purchase Common Stock of the Company. The word "Company" when used in this Plan with reference to employment shall include subsidiaries of the Company. The word "subsidiary" when used in this Plan shall mean any corporation a majority of the voting stock of which is owned or controlled, directly or indirectly, by the Company.

         2. Administration. The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee may adopt rules and regulations for the administration of the Plan and may make such interpretations of and determinations under, and take such action in connection with, the Plan or the options granted hereunder as it deems necessary or advisable. Each interpretation, determination or other action made or taken pursuant to the Plan by the Committee shall be final and conclusive for all purposes and upon all persons.

         3. Stock. The stock to be issued under the Plan shall be authorized and unissued shares of Common Stock of the Company, par value $1.00 per share (the "Stock"). The total amount of Stock on which options may be granted under the Plan shall not exceed 900,000 shares, subject to adjustment as provided in Paragraph 13 hereof. Stock released from option upon the termination, cancellation, expiration, forfeiture or surrender of any option prior to complete exercise of the option may again be subjected to options under the Plan.

         4. Grant of Options. The Committee, at any time and from time to time prior to the termination of the Plan as provided in Paragraph 15 hereof, may grant options to such employees of the Company and its subsidiaries, as the Committee may select and for such number of shares as the Committee shall designate, subject to the provisions of this Paragraph and Paragraphs 2 and 3 hereof. Provided, however, that no employee shall be eligible to receive aggregate option grants under this Plan in any one fiscal year to purchase more than 100,000 shares of Stock. The Committee may designate any option granted hereunder as either an incentive stock option or a nonqualified stock option, or the Committee may designate a portion of an option as an incentive stock option or a nonqualified stock option. An incentive stock option is an option intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"). A nonqualified stock option is an option granted under the Plan other than an incentive stock option. Each option granted under the Plan shall meet all of the terms and conditions of the Plan, except that an incentive stock option shall comply with the additional provisions of Paragraph 5 hereof. The date on which an option shall be granted shall be the date of the Committee's authorization of the option or such later date as may be determined by the Committee at the time the option is authorized. Any individual may hold more than one (1) option under this Plan. No individual shall be ineligible for an option under this Plan because he has received or is eligible to receive an option under any other plan or arrangement of the Company. Each option shall be evidenced by a stock option agreement in such form and containing such provisions not inconsistent with the Plan as the Committee shall approve ("Stock Option Agreement").

         5. Incentive Stock Options. Any option intended to constitute an incentive stock option shall comply with the requirements of this Paragraph 5. No incentive stock option shall be granted to any participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company or any subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary unless, at the date of grant, the exercise price for the option is at least one hundred and ten percent (110%) of the fair market value of the shares subject to the option and the option, by its terms, is not exercisable more than five (5) years after the date of grant. The aggregate fair market value of the underlying Stock (determined as of the time the options are granted) to which incentive stock options under the Plan (and a plan of a subsidiary corporation) may first be exercised by a participant in any one (1) calendar year shall not exceed one hundred thousand dollars ($100,000).

         6. Option Price. The option price for each share of stock for which an option is granted under the Plan shall not be less than one hundred percent (100%) of the fair market value of the Stock on the date the option is granted. Unless determined otherwise by the Committee, the fair market value shall be the last sale price of the Company's Stock on the NASDAQ National Marketing System, as reported in The Wall Street Journal for the grant date. In the absence of any trading on the grant date, unless determined otherwise by the Committee, the fair market value shall be the last sale price of the Company's Stock on the NASDAQ National Market System for the immediately preceding date on which there was trading, as reported in The Wall Street Journal. The Committee may not reprice an outstanding option granted under the Plan or cancel an outstanding option followed by the grant of a replacement option having the same effect as a repricing, without the consent of shareholders.

         7. Term of Options and Rights. Except in the event of a Change in Control, as set forth in Section 10, no option granted under this Plan may be exercised prior to the date twelve (12) months from the date of grant of such option. The Committee may determine with respect to each option granted under the Plan the time or times when the option may be exercised, and may require that the exercise of an option shall be subject to the satisfaction of conditions relating to the optionee's position and duties with the Company and the performance thereof. Unless specified otherwise in an optionee's Stock Option Agreement, options granted hereunder shall vest twenty-five percent (25%) annually over four (4) consecutive years commencing on the first (1st) anniversary of the grant date and shall not be exercisable after the tenth
(10th) anniversary of the grant date. Any provision of the Plan notwithstanding, no option shall be exercised on or after the date ten (10) years from the date of grant of such option.

         8. Termination of Employment. Upon the expiration of a period of ninety
(90) days after the termination of the employment of an optionee for any reason other than death or disability as defined in Section 22(e) of the Code, all rights to purchase shares pursuant to an exercisable option shall expire and terminate. The Committee may determine, however, with respect to any option granted under the Plan, that the option shall terminate at a time prior to the expiration of such ninety (90) day period. Termination of employment shall be defined as the last day on which an optionee performs services for the Company and shall not include severance pay periods, paid vacation periods or periods during which compensation in lieu of notice is paid following an optionee's actual termination of employment. Absence from the Company or a subsidiary as a result of authorized leaves of absence for military or government service or for other special purposes approved by the Committee shall not constitute a termination of employment under this Paragraph.

         9. Death or Disability of an Option Holder. In the event of an option holder's (a) termination of employment due to disability, as defined in Section 22(e) of the Code, or (b) the death of an option holder while an employee of the Company or within any period not exceeding the one (1) month period following his termination of employment during which his option may be exercised, such option may, subject to the terms thereof and the other terms of the Plan (specifically including Section 7 hereof), be exercised by the option holder or the legal representative of such holder's estate (on behalf of his estate or the person or persons to whom the option passed by will or by the laws of descent and distribution) at any time prior to the first (1st) anniversary of the option holder's termination of employment due to disability or the death of such holder, but only to the extent that such holder was entitled to exercise such option at the date of his death or termination of employment due to disability.

         10. Change in Control. The portion of any outstanding option (including any option that has not been outstanding for twelve (12) months) that has not expired or been exercised, terminated, canceled, forfeited or surrendered shall become exercisable in full in the event of a Change in Control. For this purpose, Change in Control shall be defined as the occurrence of any of the following events:

             (a) the election of a Board of Directors of the Company, a majority of the members of which were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity) or a group of persons acting together (other than persons who were members of the Board of Directors or officers of the Company as of August 14, 1998 or a tax-qualified retirement plan approved by the Board of Directors of the Company (including at least a majority of the Incumbent Directors ("Exempted Persons")), following the acquisition by such person, group of persons or plan of ownership (directly or indirectly, beneficially or of record) of twenty-five (25%) percent, or more, of the outstanding Common Stock of the Company;

             (b) the acquisition of ownership by a person or group of persons described in subparagraph (a) above (other than Exempted Persons) of fifty-one (51%) percent, or more of the outstanding Common Stock of the Company;

             (c) a sale of all or substantially all of the assets of the Company to any entity not controlled by persons who were members of the Board of Directors or officers of the Company as of August 14, 1998 or by any tax-qualified retirement plan for the benefit of employees of the Company; or

             (d) a merger, consolidation or other similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving company are not Continuing Members.

The term "Incumbent Directors" means members of the Board of Directors of the Company as of August 14, 1998 or new directors whose election by the Board of Directors, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination, who either were directors as of August 14, 1998, or whose election or nomination was previously approved as provided above. In the event that a majority of the Incumbent Directors do not approve the tax-qualified retirement plan or there are no Incumbent Directors, the tax-qualified retirement plan shall not be an Exempted Person. The term "Continuing Directors" means persons (A) who are members of the Board of Directors immediately before the change in control and (B) who also were members of the Board of Directors of the Company as of August 14, 1998 or are new directors whose election by the Board of Directors, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors as of August 14, 1998 or whose election or nomination for election was previously approved as provided above.

         11. Exercise of Options.

             (a) Full payment for shares purchased pursuant to options granted under the Plan shall be made at the time of exercise of the options, unless the exercise is pursuant to the cashless exercise procedure described herein. Options may be exercised in whole or in part.

             (b) Payment for shares being purchased upon the exercise of options granted under the Plan may be made in cash or by personal check, certified or bank cashier's check, or by surrendering to the Company Permitted Shares, duly endorsed for transfer (or with duly executed stock powers attached), or in any combination of cash, personal check, certified or bank cashier's checks, or Permitted Shares. Payment by check from an optionee who has terminated employment with the Company shall be in the form of a certified or bank cashier's check and not by a personal check. Permitted Shares surrendered as payment for shares purchased pursuant to the exercise of options granted under the Plan shall be valued, for such purpose, at the last sale price of the Company's Stock on the NASDAQ National Market System, as reported in The Wall Street Journal for the close of business on the last trading day preceding the date on which the certificate(s) for such shares, duly endorsed for transfer or accompanied by appropriate stock powers, are surrendered for such purpose to the Company.

            (c) At the discretion of the Committee, as set forth in an optionee's Stock Option Agreement, any option granted under the Plan may be deemed exercised by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the optionee's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise procedure"). For purposes of the cashless exercise procedure, fair market value of the Company's Stock on the date of exercise shall be the per share amount actually paid to the optionee by the brokerage house (before application of brokerage commissions and other applicable fees) upon the sale of the Stock used to satisfy the exercise price.

             (d) A person exercising an option shall reimburse the Company for any income or employment tax withholding requirements and provide the Company with such information and data as the Company may deem necessary. To satisfy the applicable withholding requirements, prior to the date on which an exercise becomes taxable, an optionee may make a written irrevocable election to tender Permitted Shares, provided that the shares have an aggregate fair market value sufficient to satisfy in whole or in part the applicable withholding taxes. For purposes of this Paragraph, the term fair market value shall mean the last sale price of the Company's Stock on the NASDAQ National Market System, as reported in The Wall Street Journal for the close of business on the last trading date preceding the date on which the exercise becomes taxable. An optionee subject to
Section 16 of the Securities Exchange Act of 1934, as amended, may be subject to special notice and timing requirements in connection with the tender of Permitted Shares to satisfy withholding requirements.

             (e) The Company may require an employee, as a condition of exercise, to establish to the satisfaction of the Company that all shares acquired upon the exercise of an option shall be acquired for investment and not for resale. The Company may permit the subsequent sale or other disposition of any Stock so acquired if it is satisfied that such sale or other disposition would not contravene applicable securities law. Anything to the contrary herein notwithstanding, the Company's obligation to sell and deliver Stock pursuant to the exercise of an option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell and deliver stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares will not violate any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of any stock exchange or nationally-recognized trading market on which the Stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws. No Stock shall be issued until counsel for the Company has determined that the Company has complied with all requirements under applicable securities laws.

             (f) "Permitted Shares" are shares of the Company's Stock to be delivered to pay the exercise price of the option or satisfy applicable income or employment tax withholding requirements (the "Delivered Shares"):

                 (i) which have been owned by the optionee for at least six (6) months prior to the date of delivery, or

                 (ii) if they have not been owned by the optionee for at least six (6) months prior to the date of delivery, the optionee then owns, and has owned for at least six months prior thereto, a number of shares of the Company's Stock at least equal in number to the Delivered Shares.

Shares of the Company's Stock which have been treated during the prior six (6) months as owned by the optionee for purposes of determining whether shares of the Company's Stock constitute Delivered Shares as provided in (ii) above:

                 (i) may not be used as Delivered Shares, and

                 (ii) may not be counted as owned by the optionee in determining whether shares of the Company's Stock are Permitted Shares.

         12. Options Not Transferable. No option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised during an optionee's lifetime only by the optionee.

         13. Adjustments.

             (a) In the event of any stock dividend on the Stock, subdivision or combination of shares of the Stock, reclassification of the Stock, and (in accordance with the provisions of the next Paragraph of this Paragraph 13) in the event of a merger or consolidation in which the Company shall be the surviving corporation, the aggregate number and class of shares available for the granting of options under the Plan, the number and class of shares subject to each outstanding option and the option prices shall be proportionately adjusted.

             (b) After any merger of one or more corporations into the Company, or after any consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each optionee shall, at no additional cost, be entitled upon any exercise of his option, to receive (subject to any required action by shareholders), in lieu of the number of shares as to which such option shall then be so exercised, the number and class of shares of stock or other securities to which such optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such optionee had been a holder of record of a number of shares of Stock of the Company equal to the number of shares as to which such option shall then be so exercised. Comparable rights shall accrue to each optionee in the event of successive mergers or consolidations of the character described above. Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, any option granted under this Plan shall terminate.

         The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board of Directors of the Company (the "Board") in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

         14. No Rights as Shareholder. The holder of an option shall not have any rights as a shareholder of the Company with respect to any of the shares covered by such option until issuance of a stock certificate or certificates upon the exercise of such option in full or in part and then only with respect to the shares represented by such certificate or certificates. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued.

         15. Termination and Amendment of Plan. The Board may terminate the Plan at any time, but the Plan shall in any event terminate on the date ten (10) years after the earlier of approval by the Board or the Company's shareholders. No option may be granted after the termination of the Plan, but the termination of the Plan shall not affect the rights of the holders of any option theretofore granted and then outstanding. The Board may amend or modify the Plan at any time, but no such amendment or modification, without the approval of the shareholders, shall (a) change the eligibility requirements to participate in the Plan, (b) increase the amount of Stock on which options may be granted, except as permitted under Paragraph 13, (c) change the manner of determining the option price, or (d) permit repricing transactions under the Plan. No such amendment or modification shall affect the rights of the holder of any option theretofore granted and then outstanding without the optionee's consent or the consent of the transferee of the option or right.

         16. Effect of Plan on Employment. Neither the adoption of the Plan nor the granting of any option pursuant to it shall be deemed to create any right in any individual to be retained or continued in the employment of the Company or any of its subsidiaries.

         17. Use of Proceeds. The proceeds received from the sale of stock pursuant to the Plan shall be used for general corporate purposes.

         18. Shareholder Approval. This Plan shall be submitted to the shareholders for their approval within twelve (12) months after the date of adoption of the Plan by the Board. Any option granted hereunder prior to such approval shall be subject to the condition that this Plan be approved by the shareholders of the Company. If such approval is not obtained, options granted hereunder shall terminate.


         BOARD APPROVAL:         8/14/98

         SHAREHOLDER APPROVAL:     /   /
                                --- --- ---

                                                                 [Updated 7/98]


                            ADDENDUM FOR UK EMPLOYEES


         1.       Purpose

         This addendum to the Comshare, Incorporated 1998 Global Employee Stock Option Plan ("the Plan") is for the benefit of United Kingdom resident employees of Comshare, Incorporated, a Michigan corporation ("Comshare") and of companies of which it has control (as defined in Section 187(2) of the Income and Corporation Taxes Act 1988 ("ICTA")) including, without limitation, its United Kingdom subsidiary, Comshare, Limited. The terms and conditions of this Addendum are established in order to render the Plan capable of approval as an approved share option scheme under Schedule 9 of ICTA ("Schedule 9").

         This Addendum to the Plan should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out hereunder.

         The terms and conditions set out in this Addendum apply to any grant of options under the Plan to individuals who are resident in the United Kingdom for United Kingdom tax purposes ("U.K. Individuals") if, at the date of grant, such options are specified as having been granted subject to the terms and conditions of this Addendum.

         2.       Group Scheme and Eligibility

         A U.K. Individual shall not be entitled to be granted options under the Plan unless he is a full-time director or "qualifying employee" (as defined in paragraph 27(4) of Schedule 9) of Comshare or a company under the control (as defined in Section 187(2) of ICTA) of Comshare. A director is deemed to work full time if he is employed on terms which require him to devote not less than twenty-five hours a week (exclusive of permitted breaks) to his duties.

         A U.K. Individual may not be granted and may not exercise an option if his participation is excluded by paragraph 8 of Schedule 9.

         3.       Stock Subject to the Plan

         No option may be granted to a U.K. Individual over Stock which does not satisfy the requirements of paragraphs 10 to 14 of Schedule 9. Options over Stock granted under this Addendum may not be exercised at a time when, upon exercise, the Stock would fail to satisfy the requirements of paragraphs 10 to 14 of Schedule 9.


                                       --
                                        i

         4.       Limitation of Rights

         No U.K. Individual shall be granted options under the Plan which would, at the time they are obtained, cause the aggregate market value (as defined in paragraph 28 of Schedule 9) of the shares which he may acquire in pursuance of rights obtained under the Plan or under any other plans approved under Schedule 9 (not being a savings-related share option scheme approved under Schedule 9) and established by Comshare or by any associated company (as defined in Section 840 of ICTA) of Comshare (and not exercised) to exceed or further exceed (pound)30,000 and for these purposes if the market values of the shares are expressed in a currency other than pounds sterling such market values will be converted into pounds sterling at the appropriate exchange rate for that currency at the close of business the date on which the relevant options are granted as published by The Wall Street Journal.

         5.       Share Price

         The price at which an option will be exercisable will not be manifestly less than the fair market value of the shares obtainable under the Plan at the date of the grant of the option. For these purposes, "market value" of the shares will be their market value as determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and will be agreed in advance of each grant of options with the Inland Revenue Share Valuation Division. In any event the price will be such that the approved status of the Plan is retained.

         6.       Capital Adjustments

         The price at which stock may be acquired on the exercise of any option and the number of shares thereunder may be adjusted as described under Section 13 of the Plan, entitled "Adjustments", only in the event of a variation in the share capital of Comshare within the meaning of Paragraph 29 of Schedule 9 and only if the prior approval of the Inland Revenue has been obtained for such adjustment. Section 13(b) of the Plan does not apply to options granted under this Addendum.

         7.       Exercise of Options

         The option price may be paid by cash or cash equivalent only and, therefore, neither by surrender of Permitted Shares as described under Section 11(b) of the Plan nor by the "cashless exercise procedure" as described in
Section 10(c) of the Plan.

         8.       Amendment of the Scheme

         The terms of this Addendum shall not be amended, nor shall any amendment to the Plan extend to that is governed by this Addendum, except to the extent that such amendments have been approved by the Board of Inland Revenue.


                                       --
                                       ii

         9.       Exercisability of Terms of Options

         A U.K. Individual may exercise his option from time to time in accordance with the terms of the option. Shares will be allotted or transferred within thirty days after notice of exercise is given in accordance with the procedure described under Section 11 of the Plan, entitled "Exercise of Options".

         10.      Definitions

         For the above purposes the following terms shall have the meaning listed below:

         a. "Individual" shall mean an employee of Comshare or any company under the control (as defined in Clause 1) of Comshare who is eligible to receive options under this Addendum.

         b. The "Plan" shall mean the Comshare, Incorporated 1998 Global Employee Stock Option Plan.











                                       --
                                       iii

                            ADDENDUM FOR EMPLOYEES OF
                        COMSHARE SA SUBSIDIARY IN FRANCE

1.       Purpose

         This Addendum to the Comshare, Incorporated 1998 Global Employee Stock Option Plan ("the Plan") applies to Comshare SA employees residing in France.

2.       Effective Date

         The terms and conditions set out in this Addendum apply to any grant of options under the Plan to individuals who are residents in France and employees of the subsidiary Comshare SA.

3.       Term of Options and Rights

         No option granted under this Plan may be exercised prior to the date five (5) years from the date of grant of such option. The Committee may determine with respect to each option granted under the Plan the time or times when the option may be exercised, and may require that the exercise of the option shall be subject to the satisfaction of conditions relating to the optionee's position and duties with the Company and the performance thereof.

         Unless otherwise specified in an optionee's Stock Option Agreement, options granted to employees of the subsidiary Comshare SA residing in France shall not vest until the satisfaction of a five (5) year period from the date of grant. Upon the completion of the five year period from the date of grant, the options will be 100% vested and may be exercised. The options shall not be exercisable after the tenth (10th) anniversary of the grant date.



                                       --
                                       iv

                                     PROXY
                             COMSHARE, INCORPORATED
                555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

                              ON NOVEMBER 23, 1998

The undersigned hereby appoints Dennis G. Ganster and Kathryn A. Jehle, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Comshare, Incorporated to be held on Monday, November 23, 1998, or at any adjournment or adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF
NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report of Shareholders of Comshare, Incorporated for the year ended June 30, 1998. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                             (change of address/comments)

                                             ____________________________
                                             ____________________________
                                             ____________________________
                                             ____________________________
                                             (If you have written in the
                                             above space, please mark the
                                             corresponding box on the reverse
                                             side of this card.)

SEE REVERSE SIDE
-----------------------------------------------------------------------------

                                                       COMSHARE, INCORPORATED
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /x/

[                                                                                                                                 ]

                                                              For   Withheld   For All
1.   ELECTION OF DIRECTORS                                    All     All      Except    Vote Withheld from the following nominee(s)
     Nominees: Geoffrey B. Bloom (01), Daniel T. Carroll
     (02), Richard L. Crandall (03), Stanley R. Day (04),      //      //         //
     W. John Driscoll (05), Dennis G. Ganster (06),
     Kathryn A. Jehle (07), Alan G. Merten (08), John F.                                 __________________________________________
     Rockart (09)                                             For   Against    Abstain

2.   Approve the 1998 Global Employee Stock Option Plan        //      //         //



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                                                                                              Change of Address   //







                                                                                          SIGNATURE(S)________________Date__________

                                                                                          SIGNATURE(S)________________Date__________
                                                                                          NOTE:  Please sign exactly as name appears
                                                                                          hereon.  Joint owners should each sign.
                                                                                          When signing as attorney, executor,
                                                                                          administrator trustee or guardian, please
                                                                                          give full title as such.
                                          THIS IS YOUR PROXY CARD, FOLD AND DETACH BELOW
------------------------------------------------------------------------------------------------------------------------------------



     Control Number
     [            ]


                      INSTRUCTIONS FOR VOTING BY TELEPHONE
                      ------------------------------------



          Comshare, Incorporated encourages you to take advantage of a new and convenient way to vote your shares for proposals to be covered at the Annual Meeting of Shareholders. Please take the opportunity to use the following voting method outlined below to cast your ballot. We've made it easier than ever.

          Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week toll-free, at 1-800-678-6638. Have your proxy card (above) in hand when you call. Please enter the 6-digit control number which is located in the box just below your proxy card.

          Option 1 To vote as the Board of Directors recommends on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 0.

          Option 2 If you selected 0 to vote on each proposal separately, you will hear these instructions:

                    PROPOSAL 1 - To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (above) next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

                    PROPOSAL 2 - To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.